To:	Golar Partners Operating LLC c/o 13th Floor
One America Square 17 Crosswall
London EC3N 2LB
29 June 2017

Dear Sirs,

Third Supplemental Letter re: $800,000,000 senior secured amortising term
Loan and revolving credit facility

1.
We refer to an agreement dated 27 April 2016, as supplemented and amended by a supplemental letter dated 21 July 2016 and a second supplemental letter dated 22 May 2017 (the Facilities Agreement) made between (1) Golar Partners Operating LLC as Borrower (the Borrower), (2) Golar LNG Partners LP. as Parent (the Parent), (3) the entities listed in Schedule 1 thereto as Guarantors, (4) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank AB (publ), filial i Norge as Mandated Lead Arrangers, (5) the financial institutions listed in Schedule 1 thereto as Lenders (the Lenders), (6) the financial institutions listed in Schedule 1 thereto as Hedging Providers, (7) Citigroup Global Markets Limited as Global Co-ordinator, (8) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank AB (publ), filial i Norge as Bookrunners, (9) Nordea Bank AB (publ), filial i Norge as Agent (the Agent), (10) Nordea Bank AB (publ), filial i Norge as Security Agent and (11) Citigroup Global Markets Limited as Hedging Co-ordinator, pursuant to which the Lenders agreed to make available to the Borrower a senior secured amortising term loan and revolving credit facility of up to $800,000,000.

2.
We refer also to the consent request letter dated 24 May 2017 (the Consent Request Letter) requesting, inter alia, the approval of the Agent to (a) amend the Time Charter in respect of Ship A (being m.v. "Golar Freeze") (the Time Charter) substantially in the form of the amendments set out in the Addendum No. 1 to the Time Charter appended to this letter (the TC Amendment) pursuant to clause 26.1 of the Facilities Agreement (the Ship A Charter Request) and (b) lay-up each of Ship A (estimated to be around November 2017) and Ship E (being m.v. "Golar Spirit") (estimated to be around June 2017) pursuant to clause 22.8 of the Facilities Agreement (each a Lay-Up Request). You have also requested the approval of the Agent to the termination of the Bareboat Charter relating to Ship A pursuant to clause 26.3 of the Facilities Agreement, if the Ship A Owner deems it necessary or desirable to do so in connection with the redeployment of Ship A as referred to in the Consent Request Letter (the Ship A Bareboat Charter Request).

3.
In order to incentivise the Lenders to accept the Ship A Charter Request and the Ship A Bareboat Charter Request, you have advised that you are willing to undertake to put in place the following arrangements for the provision of additional security:

(a)
the Borrower shall procure that (i) on the Repayment Date falling during August 2017 and on each date falling quarterly thereafter up to and including the Repayment Date falling in February 2019, cash collateral in the sum of $1,920,000 per quarter (the Cash Collateral) is paid to the credit of an Account in the name of the Owner of Ship A (Golar Freeze Holding Co.) (the Blocked Account), (ii) the Blocked Account is secured in favour of the Security Agent, either by the existing Account Security amended as required to cover the Blocked Account. or, if required by the Agent, by a new Account Security in favour of the Security Agent substantially in the same form as the existing Account Security and (iii) if new Account Security is provided, such corporate authorisations and other documents or evidence in respect of Golar Freeze Holding Co. of the nature described in Schedule 3 Part 1 paragraphs 1 (except sub-paragraph (f) thereof), 2, 3(a) and 5 to the Facilities Agreement as the Agent may reasonably require shall be delivered to the Agent;

(b)	from the Repayment Date falling in May 2019 and on each date falling quarterly thereafter up to and including the Repayment Date falling in February 2020, an amount

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equal to $3,360,000 per quarter shall, unless a Default has occurred and is continuing, be released from the Blocked Account to the Ship A Owner but if Golar Freeze Holding Co. or Golar Freeze UK Ltd. (as applicable) enters into a charter commitment in respect of Ship A acceptable to the Lenders generating a total net cash flow of not less than
$26,880,000 receivable at any time during the period from 30 April 2019 to the Final Repayment Date, the Security Agent shall promptly release the remaining balance of the Cash Collateral to the Ship A Owner; and

(c)
if an Event of Default shall occur and be continuing, the Agent shall be entitled to apply amounts of the Cash Collateral in or towards payment of the relevant portion of the repayment instalments of the Term Loan Facility relating to Ship A (the relevant portion being 14.7 per cent of the total amount due) and any interest accrued and accruing thereon.

4.
In consideration of the payment of US$10 by the Borrower to the Agent and other such consideration, the receipt and sufficiency of which we hereby confirm, we Nordea Bank AB (publ), filial i Norge, in our capacity as Agent, hereby confirm that, subject to:

(a)	your countersignature of this letter by duly authorised signatories;

(b)	delivery of such evidence of corporate authority of the Borrower as the Agent may reasonably require; and

(c)	receipt by us (for distribution to the Lenders) of a consent fee of $10,000 per Lender,

we agree to the Ship A Charter Request, the Ship A Bareboat Charter Request and each Lay Up Request.

5.	This letter shall be deemed to be a Finance Document.

6.	Words and expressions defined in the Facilities Agreement shall, unless the context otherwise requires or unless defined herein have the same meanings when used in this letter.

7.	This letter and any non-contractual obligations connected with it are governed by and construed in accordance with the laws of England.

8.
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this letter) (a Dispute). The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary. This paragraph 8 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Yours faithfully,

/s/ James Bull             /s/ Olav Ringdal
Name: James Bull            Name: Olav Ringdal
Title: Associate Director            Title: Associate Director

For and on behalf of
NORDEA BANK AB (PUBL), FILIAL I NORGE
(as Lender, Arranger, Agent and Security Agent for and on behalf of the Finance Parties)

/s/ Oliver Baerwald
Name: Oliver Baerwald
Title: Managing Director

For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED
(as Arranger, Bookrunner, Global Co-ordinator, Hedging Co-ordinator and Hedging Provider)

/s/ Kay Newman             /s/ Danielle Eastop
Name: Kay Newman            Name: Danielle Eastop
Title: Authorised Signatory        Title: Authorised Signatory

For and on behalf of
DNB (UK) LIMITED
(as Lender, Arranger and Bookrunner)

/s/ Einar Stavrum             /s/ Oivind Haraldsen
Name: Einar Stavrum            Name: Oivind Haraldsen
Title: Senior Vice President            Title: Head of Shipping

For and on behalf of
DANSKE BANK A/S
(as Arranger, Bookrunner and Hedging Provider)

/s/ Jonathan Beasley
Name: Jonathan Beasley
Title: Director

For and on behalf of
CITIBANK N.A., LONDON BRANCH
(as Lender)

/s/ Einar Stavrum             /s/ Oivind Haraldsen
Name: Einar Stavrum            Name: Oivind Haraldsen
Title: Senior Vice President            Title: Head of Shipping

For and on behalf of
DANSKE BANK, NORWEGIAN BRANCH
(as Lender)

/s/ Kai Forster                 /s/ John Romer
Name: Kai Forster            Name: John Romer
Title: Senior Vice President            Title: Proxy Holder A

For and on behalf of
DVB BANK AMERICA N.V.
(as Lender and Hedging Provider)

/s/ William Ho
Name: William Ho
Title: Associate Director

For and on behalf of
COMMONWEALTH BANK OF AUSTRALIA
(as Lender and Hedging Provider)

/s/ Peder Garmefelt         /s/ Malcolm Stonehouse
Name: Peder Garmefelt    Name: Malcolm Stonehouse
Title: Client Executive
For and on behalf of
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
(as Lender and Hedging Provider)

/s/ Eric Dulcire
Name: Eric Dulcire

For and on behalf of
BNP PARIBAS
(as Lender and Hedging Provider)

/s/ Kay Newman             /s/ Danielle Eastop
Name: Kay Newman            Name: Danielle Eastop
Title: Authorised Signatory        Title: Authorised Signatory

For and on behalf of
DNB BANK ASA
(as Lender and Hedging Provider)

/s/ James Bull                  /s/ Olav Ringdal
Name: James Bull        Name: Olav Ringdal
Title: Associate Director            Title: Associate Director
For and on behalf of
NORDEA BANK AB (PUBL)
(as Hedging Provider)

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The Borrower

We hereby confirm our agreement to the foregoing and, in particular, the undertakings contained in paragraph 3 above and further confirm that, notwithstanding the agreements contained in this letter, the provisions of the Facilities Agreement and the other Finance Documents continue in full force and effect and our respective obligations and the respective obligations of the Parent and each other Obligor under the Facilities Agreement and each of the other Finance Documents are and shall remain in full force and effect.

/s/ Pernille Noraas
Name: Pernille Noraas
Title: Authorised Signatory

For and on behalf of
GOLAR PARTNERS OPERATING LLC
(as Borrower)
12 July 2017

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